Filed pursuant to rule 424(b)(3)
Registration Statement No. 333-03811

PROSPECTUS SUPPLEMENT
The Bank of New York Company, Inc.
Dividend Reinvestment And Direct Stock Purchase And Sale
Plan

     This Prospectus Supplement to the Prospectus dated February 3, 1998 (the "Prospectus") for The Bank of New York Company, Inc. Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the "Plan") updates certain factual information in the Plan. This Prospectus Supplement is part of the Prospectus and should be kept with your copy of the Prospectus. The information in the Prospectus Supplement supersedes the information in the Prospectus to the extent inconsistent with the Prospectus.

THE UPDATES ARE AS FOLLOWS:

1.   CHANGE OF COMPANY'S ADDRESS:

     The Company has its principal offices at One Wall
Street, New York, New York 10286 (telephone 212-495-1784).

	This change affects page 3 of the Prospectus.

2.   CHANGE OF BROKER

     BNY Investment Center Inc. ("BNYIC") is now the broker which the Bank may use in making open market purchases and sales of Shares. References to BNY Brokerage, Inc. ("BNYB") should be replaced with references to BNY Investment Center
Inc. ("BNYIC").

This change affects pages 5 and 7 of the Prospectus.

3.	CLARIFICATION OF HOW SHARE PRICES ARE DETERMINED

	When shares are purchased from the Company, the price per share will be 100% of the average of the highest and lowest reported price for the Common Stock traded on the New York Stock Exchange on the pricing date. Prices based on after hours trading on other exchanges will not be used to determine the price of the Common Stock. The reference to "listing of composite transactions" is deleted.

	This change affects page 7 of the Prospectus.

4.	CHANGE OF COVER PAGE LEGEND

	The legend on the cover page is replaced with the following:

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY
STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS
DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus Supplement
dated November 23, 1999